UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2024

ZipRecruiter, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40406	27-2976158
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

604 Arizona Avenue,	Santa Monica,	California	90401
(Address of principal executive offices)			(Zip Code)
(877) 252-1062
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.00001 par value per share	ZIP	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.
Lease Agreement

On October 15, 2024, ZipRecruiter, Inc. (the “Company”) entered into a lease agreement (the “Office Lease”) with SMBP LLC (the “Landlord”), with a commencement date of the later to occur of (i) sixty (60) days after the date of possession, as such date is defined in the Office Lease, and (ii) the date on which certain tenant improvements are substantially completed, as fully described in the Tenant Work Letter between the Company and the Landlord, provided that in no event shall the commencement date be deemed to occur prior to June 1, 2025 (the “Commencement Date”). The Office Lease premises consists of 24,936 square feet, located at 3000 Ocean Park Blvd. Suite 3000, Santa Monica, California 90405 (the “Premises”). The Company intends to use the Premises for its new corporate headquarters, as the lease for its current corporate headquarters is expected to expire in May 2025. The Office Lease has an initial term of 65 months with one five-year extension option. The aggregate estimated rent payments due over the initial term of the Office Lease is approximately $8.0 million. The Company paid approximately $123,000 as the first monthly installment of base rent upon the execution of the Office Lease and provided a letter of credit of $1.0 million.
The foregoing description of the Office Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Office Lease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZIPRECRUITER, INC.

Date: October 21, 2024	By:	/s/ Timothy Yarbrough
Timothy Yarbrough
Executive Vice President, Chief Financial Officer